Exhibit 99.1

GLYCOMIMETICS REPORTS FIRST QUARTER 2015 RESULTS

GAITHERSBURG, MD, May 5, 2015 – GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the first quarter ended March 31, 2015.

“GlycoMimetics used the first quarter to focus on development activities, primarily preparing to initiate enrollment in the GMI-1271 clinical trial in acute myeloid leukemia (AML), which is planned to begin in the second quarter. In addition, our partner Pfizer continues to prepare for initiation of a Phase 3 study of rivipansel in sickle cell disease. With the recent update from Pfizer, we look forward to the initiation of that study now planned for mid-2015,” said Rachel King, CEO of GlycoMimetics.

As of March 31, 2015, GlycoMimetics had cash and cash equivalents of $46.6 million, which reflects the company’s net proceeds of $57.2 million from its January 2014 initial public offering and a $15.0 million non-refundable milestone payment received from Pfizer in May 2014 under the terms of the parties’ collaboration agreement for development of rivipansel (previously known as GMI-1070).

GlycoMimetics reported no revenue for the quarter ended March 31, 2015 or the quarter ended March 31, 2014.

The company’s research and development expenses increased to $5.2 million for the quarter ended March 31, 2015 as compared to $3.9 million for the first quarter of 2014. This increase reflects spending on manufacturing and process development of the company’s drug candidate GMI-1271 for the treatment of AML and other cancers, for which Phase 1/2 clinical testing is expected to begin in the second quarter of this year.

The company’s general and administrative expenses increased to $1.9 million for the quarter ended March 31, 2015 as compared to $1.2 million for the first quarter of 2014. The increase was primarily due to costs associated with supporting public company operations.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel. A GlycoMimetics wholly-owned candidate therapy (GMI-1271) for acute myeloid leukemia (AML) and other blood disorders is also in clinical trials. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the Company’s drug candidates and the presentation of data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s quarterly report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 16, 2015, and other filings the Company makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands except per share data)

	Three months ended March 31,
	(Unaudited)
	2015	2014
Total revenue	$—	$—
Cost and Expenses:
Research and development	5,208	3,882
General and administrative	1,905	1,225

Total costs and expenses	7,113	5,107

Loss from operations	(7,113)	(5,107)
Other income	4	5

Net loss and comprehensive loss	$(7,109)	$(5,102)

Net loss per share – basic	$(0.37)	$(0.30)
Net loss per share – diluted	$(0.37)	$(0.30)
Weighted average shares – basic	18,961,531	17,232,566
Weighted average shares – diluted	18,961,531	17,232,566

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	March 31, 2015 (Unaudited)	December 31, 2014
Cash and cash equivalents	$46,567	$55,199
Working capital	43,240	49,655
Total assets	48,461	57,264
Total liabilities	4,104	6,461
Stockholders’ equity	44,357	50,803